UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2020

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (305) 599-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	MTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 4, 2020, MasTec, Inc., a Florida corporation (the “Company”), completed its previously announced private offering (the “Offering”) of $600.0 million aggregate principal amount of its 4.50% senior unsecured notes due 2028 (the “Notes”). The Notes are guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by the Company’s wholly owned domestic restricted subsidiaries that guarantee its existing credit facilities (the “Guarantors”). The offer and sale of the Securities (the “Offering”) were effected in a private offering, exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Rule 144A thereunder.

The Securities were issued on August 4, 2020 (the “Closing Date”) pursuant to an indenture, dated August 4, 2020 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes are the general senior unsecured obligations of the Company and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness and are effectively subordinated to all secured indebtedness of the Company, including its existing credit facilities, to the extent of the value of the assets securing such indebtedness. The Notes bear interest at 4.50% per annum, which will accrue from August 4, 2020, and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2021. The Notes will mature on August 15, 2028 unless earlier redeemed or repurchased.

The Company may redeem the Notes, in whole or in part, at any time on or after August 15, 2023 at redemption prices specified in the Indenture.

The Company may also redeem all or part of the Notes at any time prior to August 15, 2023 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to (but excluding) the redemption date, plus a “make-whole” premium.

Additionally, the Company may redeem up to 40% of the aggregate principal amount of the Notes prior to August 15, 2023 with the net cash proceeds of certain sales of its capital stock at 104.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to (but excluding) the date of redemption only if, (i) after the redemption, at least 50% of the aggregate principal amount of the Notes originally issued remains outstanding (excluding Notes held by the Company and its subsidiaries), unless all such Notes are redeemed substantially concurrently, and (ii) the notice of redemption is mailed within 90 days of such sale of capital stock.

If the Company undergoes a Change of Control (as defined in the Indenture) prior to maturity, the Company must make an offer to repurchase all of the Notes then outstanding at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but excluding) the repurchase date.

The terms of the Indenture, among other things, generally limit the ability of the Company and certain of its subsidiaries (subject to certain exceptions) to (i) create liens, (ii) pay dividends, (iii) acquire shares of capital stock, (iv) make certain investments and (v) effect mergers.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 30% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

Use of Proceeds

The Company expects to use the net proceeds from the Offering ultimately to redeem or repurchase all of its $400 million aggregate principal amount of 4.875% senior notes due 2023 (the “2023 Notes”), to pay fees and expenses in connection therewith and to repay revolving loans under its existing credit facilities. Prior to redeeming the 2023 Notes on August 19, 2020, the Company may temporarily pay down amounts under its revolving credit facility and then, subject to customary borrowing conditions, reborrow under such facility to effect the redemption. As previously reported, the Company has issued a conditional notice of redemption to redeem the 2023 Notes on August 19, 2020.

The foregoing description of the Notes and the Indenture is only a summary and is qualified in its entirety by reference to the full text of the Notes and the Indenture, which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed as exhibits to this Report on Form 8-K:

4.1	Form of 4.50% Senior Notes due 2028 (incorporated by reference to Exhibit A of the Indenture filed as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference).

4.2	Indenture, dated August 4, 2020, by and among the Company, certain of the Company’s subsidiaries and U.S. Bank National Association, as trustee.

104	The cover page of MasTec, Inc.’s Current Report on Form 8-K (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: August 4, 2020	By:	/s/ Alberto de Cardenas
	Name:	Alberto de Cardenas
	Title:	Executive Vice President, General Counsel and Secretary